                                                                     Exhibit 3.1


                            ARTICLES OF INCORPORATION

                                       OF

                     VASCULAR INTERNATIONAL OF NEVADA, INC.


         The undersigned, for the purpose of forming a corporation, pursuant to and by virtue of Chapter 78 of Nevada Revised Statutes, hereby adopts and acknowledges the following Articles of Incorporation.


                                    ARTICLE I

                                      NAME

         The name of the corporation is VASCULAR INTERNATIONAL OF NEVADA, INC.


                                   ARTICLE II

                      RESIDENT AGENT AND REGISTERED OFFICE

         The name of the initial resident agent and the street address of the initial registered office in the State of Nevada where process may be served upon the corporation is Corporation Trust Company of Nevada, One East First Street, Reno, Washoe County, Nevada, 89501. The corporation may, from time to time in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office of offices for the conduct of its business, either within or without the State of Nevada.


                                   ARTICLE III

                                  CAPITAL STOCK

         Section 3.1 AUTHORIZED SHARES. The corporation has two (2) classes of authorized shares which may be issued by the Board of Directors which are described as follows:

         A. Fifty Million (50,000,000) common shares with a par value of one mil ($0.001) per share. Each common share, as issued, shall be entitled to one (1) vote per share, is nonassessable, and is not subject to recall.

         B. Two Million (2,000,000) Class AA@ preferred shares, with a par value of one mil ($0.001) per shares. The Class AA@ preferred shares shall be non-voting, non assessable and are not subject to recall. The Class AA@ preferred shares, as issued, shall be entitled to priority over common shares in the payment of any dividends, such that no dividend may be paid upon common shares until any declared dividend is paid upon all preferred shares: and no dividend shall be paid on common shares without payment of a dividend, at least one percent (1%) higher for the equivalent period of computation on the issued preferred shares. The preferred Class AA@ shares, as issued, will also have priority over common shares in the event of dissolution. Preferred Class AA@ shares, as issued, shall also be entitled to any priority or rights now or hereafter provided for preferred shares under Nevada law.

         Section 3.2 CONSIDERATION FOR SHARES. The shares of the corporation's stock shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

         Section 3.3 ASSESSMENT OF STOCK. The shares of the corporation's stock, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be

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assessable or assessed. No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

         Section 3.4 NO CUMULATIVE VOTING. No stockholder of the corporation shall be entitled to cumulative voting of his shares.

         Section 3.5 NO PREEMPTIVE RIGHTS. No stockholder of the corporation shall have an preemptive rights.


                                   ARTICLE IV

                             DIRECTORS AND OFFICERS

         Section 4.1 NUMBER OF DIRECTORS. The members of the governing board of the corporation are styled as directors. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation. The initial Board shall consist of three (3) members.

         Section 4.2 FIRST BOARD OF DIRECTORS. The name and post office box or street address of the directors constituting the first Board of Directors, which shall be:




                NAME                                         ADDRESS
                ----                                         -------


         Mr. L. Kent Mackay                          5110 South 800 East
                                                     Murray, UT 84107

         Mr. Gregory Stringham                       23 West 7th North
                                                     Bountiful, UT 84010

         Mr. Dave Winters                            8948 South Cobblecrest Lane
                                                     Salt Lake City, UT 84121



         Section 4.3 LIMITED LIABILITY OF DIRECTORS AND OFFICERS. No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer of the corporation for (a) acts or omissions which involve international misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of Nevada Revised Statutes ?78.300.

         Section 4.4 PAYMENT OF EXPENSES. In addition to any other rights of indemnification permitted by the law of the State of Nevada or as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer To repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

         Section 4.5 REPEAL AND CONFLICTS. Any repeal or modification of Sections 4.3 or 4.4 approved by the stockholders of the corporation shall be prospective only. In the event of any conflict between Section 4.3 or 4.4 and any other provision of the corporation's Articles of Incorporation, the terms and provisions of Section 4.3 or 4.4 shall control.

                                    ARTICLE V

                                    PURPOSES

         The corporation may engage in any lawful business or enterprise of any type in the State of Nevada or the world. The intended initial purpose shall be the potential development and marketing of medical technology, products or software.


                                   ARTICLE VI

                               POWERS & PERPETUITY

         The corporation shall have all powers conferred or implied under Nevada law or the laws of any jurisdiction where it may be qualified to conduct business. The corporation, to achieve its purposes, may issue stock, borrow or lend money, engage in any joint venture, union of interest, merger, sell or acquisition of assets; or engage in any other transaction, enterprise or act in which a corporation may engage. The corporation shall have perpetual existence.


                                   ARTICLE VII

                                  INCORPORATOR

         The name and post office box or street address of the incorporator signing these Articles of Incorporation is:




               NAME                                   ADDRESS
               ----                                   -------


         Julian D. Jensen                     311 South State, Suite 380
                                              Salt Lake City, UT 84111



         IN WITNESS WHEREOF, the sole incorporator has executed these Articles of Incorporation of VASCULAR INTERNATIONAL OF NEVADA, INC., this 9th day of February, 1996.


                                               /s/ Julian D. Jensen
                                  ----------------------------------------------
                                                 Julian D. Jensen

STATE OF UTAH              )
                           :ss
COUNTY OF SALT LAKE        )


         On February 9, 1996, personally appeared before me, a Notary Public, Julian D. Jensen, personally known (or proved) to me to be the person whose name is subscribed to the foregoing Articles of Incorporation of VASCULAR INTERNATIONAL OF NEVADA, INC. who acknowledged that he executed the instrument.


                                                 /s/ Jean Campbell
                                  ----------------------------------------------
                                                  NOTARY PUBLIC

                                  Residing at: 311 South State Street, Suite 380
                                               Salt Lake City, UT 84111


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